Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-60458) pertaining to the 2001 Stock Plan of United Rentals, Inc.,

(2)	Registration Statement (Form S-8 No. 333-139589) pertaining to the 2001 Comprehensive Stock Plan of United Rentals, Inc.,

(3)	Registration Statement (Form S-8 No. 333-113787) pertaining to the 2001 Senior Stock Plan of United Rentals, Inc.,

(4)	Registration Statement (Form S-8 No. 333-116882) pertaining to the Deferred Compensation Plan for Directors of United Rentals, Inc.,

(5)	Registration Statement (Form S-8 No. 333-166743) pertaining to the 2010 Long Term Incentive Plan of United Rentals, Inc.,

(6)	Registration Statement (Form S-8 No. 333-182008) pertaining to the 2010 Long Term Incentive Plan of United Rentals, Inc.,

(7)	Registration Statement (Form S-8 No. 333-195773) pertaining to the 2010 Long Term Incentive Plan of United Rentals, Inc., and

(8)
Registration Statement (Form S-3 No. 333-222683) and in the related Prospectuses for the registration of United Rentals, Inc. debt securities, shares of common stock, rights, shares of preferred stock, and warrants and United Rentals (North America), Inc. debt securities;

of our reports dated January 23, 2019, with respect to the consolidated financial statements and schedule of United Rentals, Inc. and the effectiveness of internal control over financial reporting of United Rentals, Inc. included in this Annual Report (Form 10-K) of United Rentals, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Stamford, Connecticut
January 23, 2019